SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                         Exchange Act of 1934

     Filed by the Registrant    ( )

     Filed by a Party other than the Registrant    (X)

     Check the appropriate box:

     (X)   Preliminary Proxy Statement

     ( )   Definitive Proxy Statement

     ( )   Definitive Additional Materials

     ( )   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        Santa Fe Pacific Corporation
             Name of Registrant as Specified In Its Charter

                        Union Pacific Corporation
             (Names of Person(s) Filing Proxy Statement)


     Payment of Filing Fee (Check the appropriate box):

     (X)   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
           14a-6(i)(2).

     ( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     ( )   Fee computed on table below per Exchange Act Rules 14a-
           6(i)(4) and 0-11.

     ( ) Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:  $0
           (2)  Form, Schedule or Registration Statement No.: Schedule 14A
           (3)  Filing Party: Same as above
           (4)  Date Filed: October 13, 1994



                                PRELIMINARY COPY

                         SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                          SANTA FE PACIFIC CORPORATION

                               __________________

                                 PROXY STATEMENT
                                       OF
                            UNION PACIFIC CORPORATION

                              _____________________

                             SOLICITATION OF PROXIES
                     IN OPPOSITION TO THE PROPOSED MERGER OF
                        SANTA FE PACIFIC CORPORATION AND
                            BURLINGTON NORTHERN INC.

               This Proxy Statement is furnished by Union Pacific Corporation, a Utah corporation ("Union Pacific"), in connection with its solicitation of proxies to be used at a special meeting of stockholders of Santa Fe Pacific Corporation, a Delaware corporation ("Santa Fe"), and at any adjournments, postponements or reschedulings thereof (the "Special Meeting"). Pursuant to this Proxy Statement, Union Pacific is soliciting proxies from stockholders of Santa Fe to vote against Santa Fe's proposal to merge Santa Fe with and into Burlington Northern Inc., a Delaware corporation ("BN") (such proposed merger, the "Santa Fe/BN Merger"). According to the Burlington Northern Inc. and Santa Fe Pacific Corporation Joint Proxy Statement (the "Santa Fe Joint Proxy Statement"), Santa Fe has fixed November 18, 1994 as the date of the Special Meeting and October 19, 1994 as the record date for determining those stockholders of Santa Fe who will be entitled to vote at the Special Meeting (the "Record Date"). This Proxy Statement and the enclosed proxy are first being sent or given to stockholders of Santa Fe on or about October , 1994. The principal executive offices of Santa Fe are located at 1700 East Golf Road, Schaumburg, Illinois 60173-5860. The principal executive offices of Union Pacific are located at Martin Tower, Eighth and Eaton Avenues, Bethlehem, Pennsylvania 18018.

               On October 5, 1994, Union Pacific publicly announced its proposal to acquire Santa Fe (the "Union Pacific Proposal"), pursuant to which the stockholders of Santa Fe would receive, per share of Santa Fe common stock, 0.344 of a share of Union Pacific common stock, valued at $18.00 per Santa Fe common share, based upon the closing price of Union Pacific common stock on October 4, 1994. The Union Pacific Proposal is intended to be tax-free to stockholders of Santa Fe. See "Union Pacific Proposal".

               BASED UPON CLOSING PRICES ON OCTOBER 12, 1994, UNDER THE UNION PACIFIC PROPOSAL STOCKHOLDERS OF SANTA FE WOULD RECEIVE UNION PACIFIC COMMON STOCK HAVING AN INDICATED PER SHARE VALUE OF $17.37, AN AMOUNT WHICH IS 26% HIGHER THAN THE $13.77 INDICATED PER SHARE VALUE OF BN COMMON STOCK THAT STOCKHOLDERS OF SANTA FE WOULD RECEIVE UNDER THE SANTA FE/BN MERGER. UNION PACIFIC HAS FURTHER ADVISED SANTA FE THAT IT IS PREPARED TO RECEIVE INFORMATION FROM SANTA FE THAT MIGHT JUSTIFY A HIGHER PRICE.

               IF YOU WANT THE OPPORTUNITY TO RECEIVE THE HIGHER
          CONSIDERATION BEING OFFERED BY UNION PACIFIC, WE URGE YOU TO PROMPTLY VOTE AGAINST THE SANTA FE/BN MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY.

                                    IMPORTANT

               UNION PACIFIC WILL WITHDRAW THE UNION PACIFIC PROPOSAL IF STOCKHOLDERS OF SANTA FE APPROVE THE SANTA FE/BN MERGER.

               REJECTION OF THE SANTA FE/BN MERGER WILL BE AN
          IMPORTANT STEP IN ALLOWING YOU THE OPPORTUNITY TO RECEIVE THE HIGHER CONSIDERATION TO BE PAID UNDER THE UNION PACIFIC PROPOSAL.

               EVEN IF YOU HAVE ALREADY SENT A PROXY TO THE BOARD OF DIRECTORS OF SANTA FE, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE SANTA FE/BN MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF YOUR PROXY IS MAILED IN THE UNITED STATES.

               PLEASE SIGN, DATE AND MAIL THE GOLD PROXY TODAY.

               YOUR VOTE IS IMPORTANT NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

              CERTAIN ECONOMIC ADVANTAGES OF UNION PACIFIC PROPOSAL
                         COMPARED TO SANTA FE/BN MERGER

          * PRICE: Based upon the closing prices on October 12, 1994, stockholders of Santa Fe would receive Union Pacific common stock having an indicated per share value of $17.37, as compared to an indicated per share value of only $13.77 of BN common stock that stockholders of Santa Fe would receive under the Santa Fe/BN Merger. Union Pacific has further advised Santa Fe that it is prepared to receive information from Santa Fe that might justify a higher price.

          * PREMIUM:     The indicated per share value of $17.37 for
                         each share of Santa Fe common stock under the Union Pacific Proposal represents a premium of 34% over the closing price of Santa Fe common stock on October 4, 1994, the day prior to the announcement of the Union
                         Pacific Proposal.

          * FAIRNESS:    Sante Fe has been told by its financial
                         advisor that the exchange ratio in the Santa
                         Fe/BN Merger is fair to the stockholders of Santa Fe -- but, the Union Pacific Proposal represents a premium of 26% over the current indicated per share value of the Santa Fe/BN
                         Merger.

          * DIVIDENDS:   On a per share equivalent basis, the Union
                         Pacific Proposal would provide stockholders of Santa Fe with an indicated annual dividend of $.59 for each Santa Fe share, as compared to only $.32 pursuant to the Santa Fe/BN
                         Merger.

                             UNION PACIFIC PROPOSAL

          On October 5, 1994, Mr. Drew Lewis, Chairman and Chief Executive Officer, and Richard K. Davidson, President, of Union Pacific met with Mr. Robert D. Krebs, Chairman, President and Chief Executive Officer of Santa Fe, and Robert A. Helman, of the law firm of Mayer, Brown & Platt, counsel for Santa Fe. At the end of the meeting, Mr. Lewis delivered the following letter to Mr. Krebs describing the Union Pacific Proposal:


                                        October 5, 1994

               Mr. Robert D. Krebs
               Chairman, President & CEO
               Santa Fe Pacific Corporation
               1700 E. Golf Road
               Schaumburg, IL  60173

               Dear Rob:

                    I would like to thank you for meeting with
               Dick and me earlier today to discuss a possible combination of our two companies. We have long admired Santa Fe and your excellent management and work force. As we discussed, we at Union Pacific believe that combining the strengths of Santa Fe and Union Pacific represents an extraordinary opportunity for our two companies, our respective shareholders, customers and employees, and the railroad industry.

                    I was disappointed by your unwillingness to
               consider our proposal. As I mentioned, we view this transaction as a strategic imperative. Accordingly, I am writing to submit the following proposal to combine our companies. Because of the very significant benefits that it would provide to your Company, your shareholders and other constituencies, we ask that you and your Board of Directors give careful consideration to our proposal.

               Terms

                    We propose that Union Pacific acquire Santa
               Fe in a merger in which Santa Fe shareholders would receive, for each of their shares, .344 of a share of Union Pacific common stock, having a value of $18 per Santa Fe share based on yesterday's closing price of Union Pacific stock.

                    This price represents a premium of 38% over
               yesterday's closing price of Santa Fe common stock. Our proposed price also represents a premium of 33% over the current value of the Burlington Northern transaction, which was endorsed by your financial advisors as fair to your shareholders.

                    In addition to receiving a substantial
               premium, your shareholders would be able to participate in an exceptional opportunity for growth and increased value through their ongoing interest in what we believe would be the preeminent railroad company in the country.

                    Our proposed transaction would be tax-free to
               both our companies and to your shareholders. This would allow your shareholders to defer paying tax, or recognizing gain or loss on their shares, until they sell at a time of their choice.

               Benefits of Transaction

                    In addition to providing superior benefits
               for your shareholders, we believe our transaction will provide greater benefits to the shipping public and will do more to strengthen rail competition in the west than the Burlington Northern transaction. A Union Pacific-Santa Fe combination will produce service breakthroughs that a Burlington Northern-Santa Fe merger cannot, including more new single-line service and greater savings and efficiencies. To insure that our transaction will strengthen rail competition in all affected markets, we are prepared to grant conditions to Southern Pacific, Burlington Northern or other railroads, including access to points that would otherwise change from two serving railroads to one, rights to handle service-sensitive business moving between California, Chicago and the Midwest, and access to the Kansas and Oklahoma grain markets.

               Continuity of Management

                    We have great respect for your management and
               employees and believe they would make important contributions to our combined company. We envision that certain members of the Santa Fe Board would be invited to serve on Union Pacific's Board. This participation would facilitate the integration and growth of the two companies.

               Process

                    Our Board of Directors strongly supports the
               proposed transaction and has authorized management to pursue this proposal with you. We are prepared to immediately commence negotiation of a definitive merger agreement containing mutually agreeable terms and conditions.

                    We have conducted an extensive analysis of
               Santa Fe based on publicly available information. While our proposal is necessarily subject to confirmation, through appropriate due diligence, that our understanding of Santa Fe based on publicly available information is accurate, we expect that such due diligence will confirm our view of Santa Fe and its prospects. We recognize that you will need to conduct a due diligence review of Union Pacific and its operations, and we are ready to facilitate that process.

                    Our transaction, like the proposed Burlington
               Northern merger, is contingent upon ICC approval. Although this is a significant matter for either transaction, we believe that, working together, we can present strong arguments to the Commission as to the benefits of our transaction to customers and the industry.

                    Our proposal also would be subject to
               termination of your merger agreement with Burlington Northern, in accordance with the terms of that agreement, approval of a mutually satisfactory merger agreement by our respective
               Boards of Directors, and approval of our respective shareholders.

                    Along with our financial advisor, CS First
               Boston Corporation, and our legal advisor, Skadden, Arps, Slate, Meagher & Flom, we look forward to meeting with you and your advisors to discuss our proposal and to working to implement this transaction. We have the opportunity to build the best railroad in the country and to provide significant immediate and long-term benefits for your shareholders.

                    I am hopeful your Board will conclude that
               your shareholders should not be denied the opportunity to consider this offer. We at Union Pacific are determined to take every appropriate action to pursue this transaction. In view of the importance of this matter, time is of the essence and we await your earliest possible response.

                    Please call me as soon as possible so we can
               get together to discuss this matter in detail.

                                        Sincerely,

                                        /s/ Drew Lewis

          On October 6, 1994, Mr. Krebs delivered the following letter to Mr. Lewis:

                                        October 6, 1994

               Mr. Drew Lewis
               Chairman and Chief Executive Officer
               Union Pacific Corporation
               Martin Tower
               Eighth and Eaton Avenues
               Bethlehem, Pennsylvania  18018

               Dear Mr. Lewis:

                    The Board of Directors of Santa Fe Pacific
               Corporation ("SFP") has authorized me to reject, on behalf of SFP, the proposal of Union Pacific Corporation ("UP") dated October 5, 1994, to acquire SFP. You stated at our meeting yesterday that UP might be willing to offer more -- $20 per share -- and would consider using a voting trust for UP's proposed transaction. These statements are inconsistent with UP's proposal and its press release.

                    If UP makes a proposal at a fair price and
               with an adequate provision for a voting trust that would substantially eliminate the regulatory risk for SFP shareholders, the Board would consider that proposal in light of its fiduciary duties.


                                        Sincerely,

                                        /s/ Robert D. Krebs

          On October 11, 1994, Mr. Lewis sent the following letter to
          Mr. Krebs:

                                        October 11, 1994

               Mr. Robert D. Krebs
               Chairman, President and CEO
               Santa Fe Pacific Corporation
               1700 East Golf  Road
               Schaumburg, IL  60173

               Dear Rob:

                    I am in receipt of your October 6 letter.

                    In light of your Board's fiduciary
               obligations, we were disappointed by your failure to give careful consideration to our proposal or to meet with us to discuss our transaction. We remain convinced that our proposal is a superior alternative to your proposed transaction with Burlington Northern, providing a premium price to your shareholders as well as significant benefits for shippers and the rail industry.

                    We believe it is a disservice to your
               shareholders for you to publicly speculate, inaccurately, as to the motivation for our proposal rather than giving us an opportunity to respond to your concerns. We do not understand how you, your Board and advisors could pass judgment on complex regulatory matters only one day after receiving our proposal without considering our analysis of ICC matters, including the unprecedented public benefits that would result from the UP-Santa Fe transaction and the conditions we are prepared to grant to other railroads to strengthen rail competition in the West.

                    If you and your advisors agree to discuss our
               proposal in the exercise of your fiduciary duties in accordance with the terms of your merger agreement with Burlington Northern, we can present compelling reasons to convince you that our proposal is superior and in the best interests of your shareholders, and address your stated concerns regarding regulatory approvals.

                    As to your stated willingness to consider a
               "fair price," our current proposed purchase price represents a significant premium over the value of the Burlington Northern transaction, which your financial advisors have already endorsed as fair to your shareholders. We would be prepared to receive information from you that might justify a greater consideration.

                    I again call upon you and your Board to give
               careful consideration to our proposal and to exercise your fiduciary obligations to meet with us and our advisors at the earliest possible time. Your shareholders should not be denied the opportunity to consider our proposal.

                                             Sincerely,

                                             /s/ Drew Lewis

               cc:                           Board of Directors
                   Santa Fe Pacific Corporation

          On October 11, 1994, Mr. Krebs sent the following letter to
          Mr. Lewis:

                                        October 11, 1994

               Mr. Drew Lewis
               Chairman and Chief Executive Officer
               Union Pacific Corporation
               Martin Tower
               Eighth and Eaton Avenues
               Bethlehem, Pennsylvania  18018

               Dear Mr. Lewis:

                    Your October 11, 1994 letter has been
               reviewed by the Santa Fe Pacific board. The board has concluded that your October 11 letter really adds nothing to your October 5 letter. However, the board has authorized me to ask you to provide us promptly with Union Pacific's "analysis of ICC matters," as referenced in your letter. Unless and until we receive something to change the position set forth in my October 6, 1994 letter to you, that position still stands.

                                        Sincerely,
                                        Robert D. Krebs

                                        Chairman, President and
                                        Chief Executive Officer

          On October 12, 1994, Mr. Lewis sent the following letter to
          Mr. Krebs:

                                        October 12, 1994

               Mr. Robert D. Krebs
               Chairman, President and CEO
               Santa Fe Pacific Corporation
               1700 East Golf Road
               Schaumburg, IL  60173

               Dear Rob:

                    We are encouraged by your October 11 response
               indicating a willingness to consider our analysis of regulatory matters relating to our proposed transaction. We will provide materials and would welcome the opportunity, in accordance with your existing merger agreement, to sit down with you and your advisors to address your concerns.

                    We will be in contact with you shortly to
               arrange the delivery of materials.
                                        Sincerely,

                                        /s/ Drew Lewis

          cc:  Board of Directors
               Santa Fe Pacific Corporation

          SANTA FE/BN MERGER PROPOSAL

               Santa Fe has distributed the Santa Fe Joint Proxy Statement to Santa Fe stockholders describing the terms of the Santa Fe/BN Merger, as well as other related matters. A summary description of the Santa Fe/BN Merger based on publicly available information appears below under "Summary of the Santa Fe/BN Merger".

               Union Pacific is soliciting proxies from stockholders of Santa Fe in opposition to the Santa Fe/BN Merger. Union Pacific urges all stockholders of Santa Fe to vote AGAINST the Santa Fe/BN Merger.

          SUMMARY OF THE SANTA FE/BN MERGER

               The Santa Fe/BN Merger provides for the merger of Santa Fe with and into BN. Under the terms of the Santa Fe/BN Merger, each outstanding share of Santa Fe common stock (subject to certain exceptions) would be converted into 0.27 of a share of common stock of BN, valued at $13.77 per share of Santa Fe common stock, based upon the closing price of BN common stock on October 12, 1994. According to the Santa Fe Joint Proxy Statement, the Santa Fe/BN Merger is intended to be tax-free to stockholders of Santa Fe.

               The obligation of the parties to effect the Santa Fe/BN Merger is subject to certain conditions, including, among others, approval by stockholders of Santa Fe and by stockholders of BN and certain regulatory approvals. One of the required approvals is approval of the Interstate Commerce Commission. The Santa Fe/BN Merger must be approved by the holders of a majority of the outstanding shares of Santa Fe common stock and the holders of a majority of the outstanding shares of BN common stock. According to the Santa Fe Joint Proxy Statement, Santa Fe has fixed November 18, 1994 as the date of the Special Meeting and October 19, 1994 as the Record Date for determining those stockholders of Santa Fe who will be entitled to vote at the Special Meeting.

          OTHER INFORMATION

               Approval of the Santa Fe/BN Merger requires the affirmative vote of the holders of a majority of all outstanding shares of Santa Fe common stock. All outstanding shares of Santa Fe common stock as of the close of business on the Record Date will be entitled to vote at the Special Meeting. Each share of Santa Fe common stock is entitled to one vote. According to the Santa Fe Joint Proxy Statement, there were outstanding 186,996,400 shares of Santa Fe common stock as of October 10, 1994. As of the date hereof, Union Pacific beneficially owns 200 shares of Santa Fe common stock. Shares of Santa Fe common stock not voted (including broker non-votes) and shares of Santa Fe common stock voted to "abstain" from such vote will have the same effect as a vote "against" the Santa Fe/BN Merger.

               The accompanying GOLD proxy will be voted in accordance with the stockholder's instructions on such GOLD proxy. Stockholders may vote against the Santa Fe/BN Merger by marking the proper box on the GOLD proxy. If no instructions are given, the GOLD proxy will be voted AGAINST the Santa Fe/BN Merger.

               UNION PACIFIC STRONGLY RECOMMENDS A VOTE AGAINST THE SANTA FE/BN MERGER.

                               VOTING YOUR SHARES

               WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE AGAINST THE SANTA FE/BN MERGER ON THE ENCLOSED GOLD PROXY AND IMMEDIATELY MAIL IT IN THE ENCLOSED ENVELOPE. YOU MAY DO THIS EVEN IF YOU HAVE ALREADY SENT IN A DIFFERENT PROXY SOLICITED BY SANTA FE'S BOARD OF DIRECTORS. IT IS THE LATEST DATED PROXY THAT COUNTS. EXECUTION AND DELIVERY OF A PROXY BY A RECORD HOLDER OF SHARES OF SANTA FE COMMON STOCK WILL BE PRESUMED TO BE A PROXY WITH RESPECT TO ALL SHARES OF SANTA FE COMMON STOCK HELD BY SUCH RECORD HOLDER UNLESS THE PROXY SPECIFIES OTHERWISE.

               YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED LATER DATED PROXY OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION. UNLESS REVOKED IN THE MANNER SET FORTH ABOVE, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE SPECIAL MEETING ON THE PROPOSED SANTA FE/BN MERGER IN ACCORDANCE WITH YOUR INSTRUCTIONS. IN THE ABSENCE OF SUCH INSTRUCTIONS, SUCH PROXIES WILL BE VOTED AGAINST THE SANTA FE/BN MERGER. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, SUCH PROXIES WILL BE VOTED ON SUCH MATTERS AS UNION PACIFIC, IN ITS SOLE DISCRETION, MAY DETERMINE.

               YOUR VOTE IS IMPORTANT.

               PLEASE SIGN, DATE AND RETURN THE GOLD PROXY TODAY.

               IF YOU HAVE ALREADY SENT A PROXY TO THE BOARD OF
          DIRECTORS OF SANTA FE, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE SANTA FE/BN MERGER BY SIGNING, DATING AND
          MAILING THE ENCLOSED GOLD PROXY.

               If you have any questions about the voting of shares of Santa Fe common stock, please call:

                               MORROW & CO., INC.

                         Call Toll Free:  (800) 856-8309

                     In New York City, call:  (212) 754-8000

                          CERTAIN LITIGATION CONCERNING
                             THE SANTA FE/BN MERGER

               On October 6, 1994, Union Pacific filed suit in the Court of Chancery in Delaware against Santa Fe, BN and the members of the Board of Directors of Santa Fe seeking, among other things, a declaratory judgment that the Merger Agreement between Santa Fe and BN is terminable by Santa Fe in order to allow Santa Fe to accept Union Pacific's superior merger proposal, and an injunction requiring Santa Fe to negotiate with Union Pacific regarding the Union Pacific Proposal. Union Pacific is also seeking a declaratory judgment that Union Pacific has not tortiously interfered with the contractual relations of Santa Fe and BN. On October 7, 1994, Union Pacific moved for expedited discovery on the ground that expedition is essential to permit Union Pacific to obtain timely relief against the continuing breaches of fiduciary duty by the Board of Directors of Santa Fe. As of October 12, 1994, the defendants had not yet filed an answer.

               On June 30, 1994, four suits were filed in the Court of Chancery in Delaware by stockholders of Santa Fe against Santa Fe, BN and the members of the Board of Directors of Santa Fe. Each of these suits was filed as a class action on behalf of all stockholders of Santa Fe except the defendants and their affiliates, and alleged, among other things, that the defendants had breached their fiduciary duties to the plaintiffs by agreeing to sell Santa Fe's railroad assets to BN for grossly inadequate consideration. On October 6, 1994, an amended complaint was filed in these actions alleging in addition that the defendants had breached their fiduciary duties by failing to fully inform themselves with regard to the Union Pacific Proposal.

               On October 6 and 7, 1994, eight additional suits were filed in the Court of Chancery in Delaware by stockholders of Santa Fe against Santa Fe, BN and the members of the Board of Directors of Santa Fe. Each of these suits was filed as a class action on behalf of all stockholders of Santa Fe except the defendants and their affiliates, and alleged, among other things, that the defendants had breached their fiduciary duties to the plaintiffs by failing to negotiate with Union Pacific regarding the Union Pacific Proposal.

                             SOLICITATION OF PROXIES

               Proxies will be solicited by mail, telephone, telefax and in person. Union Pacific has retained Morrow & Co., Inc. ("Morrow") for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Morrow is to receive an initial proxy advisory retainer fee of $75,000 and an additional fee of
          $      at such time as Union Pacific commences the actual
          solicitation of proxies in connection with the Santa Fe/BN Merger. Union Pacific has also agreed to reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow against certain liabilities and expenses, including reasonable legal fees and related charges. Morrow will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and employees of Union Pacific may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Special Meeting by or on behalf of Union Pacific is being borne by Union Pacific.

               CS First Boston Corporation ("CS First Boston") is acting as financial advisor to Union Pacific in connection with its effort to acquire Santa Fe. Union Pacific has agreed to pay CS First Boston for its services an initial financial advisory fee of $500,000, an additional financial advisory fee of $2 million (the "Additional Advisory Fee"),
          $1 million of which will become payable on October 17, 1994 and the remaining $1 million of which will become payable on December 31, 1994, an ongoing quarterly advisory fee of $125,000 payable during the term of the engagement
          ("Quarterly Advisory Fees"), with the first payment payable on March 31, 1995, and a transaction fee payable in connection with Union Pacific's proposed acquisition of Santa Fe, determined based on the size of such transaction, but in an amount not to exceed $12.5 million (the
          "Transaction Fee").  Any portion of the Additional Advisory
          Fee and Quarterly Advisory Fees paid prior to consummation of Union Pacific's acquisition of Santa Fe will be fully credited against the Transaction Fee. Union Pacific has also agreed to reimburse CS First Boston for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify CS First Boston and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In connection with CS First Boston's engagement as financial advisor, Union Pacific anticipates that certain employees of CS First Boston may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Santa Fe for the purpose of assisting in the solicitation of proxies for the Special Meeting. CS First Boston will not receive any fee for or in connection with such solicitation activities apart from the fees which it is otherwise entitled to receive as described above. CS First Boston has rendered various investment banking and other advisory services to Union
          Pacific and its affiliates in the past and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Union Pacific and its affiliates.

                     CERTAIN INFORMATION ABOUT UNION PACIFIC

               Union Pacific, incorporated in Utah, operates, through subsidiaries, in the areas of rail transportation (Union Pacific Railroad Company and Missouri Pacific Railroad Company (collectively, the "Railroad")), oil, gas and mining (Union Pacific Resources Company ("Resources")), trucking (Overnite Transportation Company ("Overnite")), and waste management (USPCI, Inc. ("USPCI")). Each of these subsidiaries is indirectly wholly-owned by Union Pacific. Substantially all of Union Pacific's operations are in the United States.

               The Railroad is the third largest railroad in the United States by mileage, with over 17,000 route miles linking West Coast and Gulf Coast ports with the Midwest. The Railroad maintains coordinated schedules with other carriers for the handling of freight to and from the Atlantic seaboard, the Pacific Coast, the Southeast, the Southwest, Canada and Mexico. Export and import traffic is moved through Gulf Coast and Pacific Coast ports and across the Texas-Mexico border.

               Resources is an independent oil and gas company engaged in exploration for and production of natural gas, crude oil and associated products. Substantially all of its exploration and production programs are concentrated in the Austin Chalk trend and Carthage area in eastern Texas and Louisiana, the Union Pacific Land Grant in Colorado, Wyoming and Utah, the Gulf of Mexico and Canada. Resources is also responsible for developing Resources' reserves of coal and trona which are located primarily in the Rocky Mountain region.

               Overnite, a major interstate trucking company, serves all 50 states and portions of Canada through 166 service centers and through agency partnerships with several small, high-quality carriers serving areas not directly covered by Overnite. As one of the largest trucking companies in the United States, specializing in less-than-truckload shipments, Overnite transports a variety of products, including machinery, textiles, plastics, electronics and paper products.

               USPCI provides comprehensive waste management services (analysis, treatment, recovery, recycling, disposal, remediation and transportation) to industry and government.

                                OTHER INFORMATION

               The information concerning Santa Fe and the Santa Fe/BN Merger contained herein has been taken from, or based upon, publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although Union Pacific has no knowledge that would indicate that statements relating to Santa Fe or the Santa Fe/BN Merger contained in this Proxy Statement in reliance upon publicly available information are inaccurate or incomplete, it has not to date had access to the books and records of Santa Fe, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. Accordingly, Union Pacific does not take any responsibility for the accuracy or completeness of such information or for any failure by Santa Fe to disclose events that may have occurred and may affect the significance or accuracy of any such information.

               Reference is made to the Santa Fe Joint Proxy Statement for information concerning the common stock of Santa Fe, the beneficial ownership of such stock by the principal holders thereof, other information concerning Santa Fe's management, the procedures for submitting proposals for consideration at the next annual meeting of stockholders of Santa Fe and certain other matters regarding Santa Fe and the Special Meeting. Union Pacific assumes no responsibility for the accuracy or completeness of any such information.

               Union Pacific is not aware of any other matter to be considered at the Special Meeting. However, if any other matter properly comes before the Special Meeting, Union Pacific will vote all proxies held by it as Union Pacific, in its sole discretion, may determine.

               PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY TODAY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. BY SIGNING AND MAILING THE ENCLOSED GOLD PROXY, ANY PROXY PREVIOUSLY SIGNED BY YOU RELATING TO THE SUBJECT MATTER HEREOF WILL BE AUTOMATICALLY REVOKED.

                                             UNION PACIFIC CORPORATION

          Dated October     , 1994


                                   SCHEDULE I

                    INFORMATION CONCERNING THE DIRECTORS AND
                       EXECUTIVE OFFICERS OF UNION PACIFIC
                         AND CERTAIN EMPLOYEES AND OTHER
                        REPRESENTATIVES OF UNION PACIFIC

               The following table sets forth the name and title of persons who may be deemed to be participants on behalf of Union Pacific in the solicitation of proxies from stockholders of Santa Fe. Unless otherwise indicated, the principal business address of each director, executive officer, employee or representative is Martin Tower, Eighth and Eaton Avenues, Bethlehem, Pennsylvania 18018.

          DIRECTORS AND EXECUTIVE OFFICERS OF UNION PACIFIC

          NAME AND PRINCIPAL          POSITION
          BUSINESS ADDRESS

          Robert P. Bauman  . . . .   Director.
          SmithKline Beecham
          Consumer Healthcare
          1500 Littleton Road
          Parsippany, NJ  07054

          Charles E. Billingsley  .   Vice President and Controller
                                      of Union Pacific.

          Richard B. Cheney . . . .   Director.
          American Enterprise
          Institute
          1150 17th Street, NW
          Suite 1100
          Washington, DC  20036

          E. Virgil Conway  . . . .   Director.
          101 Park Avenue
          31st Floor
          New York, NY  10178

          Richard K. Davidson . . .   Director, President of Union
          Union Pacific Corporation   Pacific.
          1416 Dodge Street
          Omaha, NE  68179

          John E. Dowling . . . . .   Vice President - Corporate
                                      Development of Union Pacific.

          Spencer F. Eccles . . . .   Director.
          First Security
          Corporation
          P. O. Box 30006
          Salt Lake City, UT  84130

          Ursula F. Fairbairn . . .   Senior Vice President - Human
                                      Resources of Union Pacific.

          Elbridge T. Gerry, Jr.  .   Director.
          Brown Brothers Harriman &
            Co.
          59 Wall Street
          New York, NY  10005

          William H. Gray, III  . .   Director.
          United Negro College
          Fund, Inc.
          8260 Willow Oaks
          Corporate Drive
          P.O. Box 10444
          Fairfax, VA  22031

          John B. Gremillion, Jr. .   Vice President - Taxes of
                                      Union Pacific.

          Judith Richards Hope  . .   Director.
          Paul, Hastings, Janofsky
          & Walker
          1299 Pennsylvania Avenue,
          N.W.
          Tenth Floor
          Washington, DC  20004

          Lawrence M. Jones . . . .   Director.
          The Coleman Company, Inc.
          250 N. St. Francis Street
          P.O. Box 1762
          Wichita, KS  67201

          Drew Lewis  . . . . . . .   Director, Chairman and Chief
                                      Executive Officer of Union
                                      Pacific.

          Richard J. Mahoney  . . .   Director.
          Monsanto Company
          800 N. Lindbergh
          Boulevard
          St. Louis, MO  63167

          Claudine B. Malone  . . .   Director.
          Financial & Management
          Consulting, Inc.
          7570 Potomac Fall Road
          McLean, VA  22102

          L. White Matthews, III  .   Director, Executive Vice
                                      President - Finance of Union
                                      Pacific.

          Mary E. McAuliffe . . . .   Vice President - External
          555-13th Street, N.W.       Relations of Union Pacific.
          Suite 450W
          Washington, DC  20004

          Jack L. Messman . . . . .   Director.
          Union Pacific Resources
          Company
          801 Cherry Street
          Fort Worth, TX  76102

          John R. Meyer . . . . . .   Director.
          Center for Business and
          Government
          Harvard University
          79 Kennedy Street
          Cambridge, MA  02138

          Thomas A. Reynolds, Jr. .   Director.
          Winston & Strawn
          35 West Wacker Drive
          Suite 4700
          Chicago, IL  60601

          James D. Robinson, III  .   Director.
          J. D. Robinson Inc.
          126 East 56th Street
          26th Floor
          New York, NY  10022

          Robert W. Roth  . . . . .   Director.
          P.O. Box 1219
          Pebble Beach, CA  93953

          Gary F. Schuster  . . . .   Vice President - Corporate
                                      Relations of Union Pacific.

          Richard D. Simmons  . . .   Director.
          International Herald
          Tribune
          1150 15th Street, NW
          Washington, DC  20071

          Gary M. Stuart  . . . . .   Vice President and Treasurer
                                      of Union Pacific.

          Judy L. Swantak . . . . .   Vice President and Corporate
                                      Secretary of Union Pacific.

          Carl W. von Bernuth . . .   Senior Vice President and
                                      General Counsel of Union
                                      Pacific.

                   CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES
                  OF UNION PACIFIC WHO MAY ALSO SOLICIT PROXIES

          NAME AND PRINCIPAL
          BUSINESS ADDRESS                   POSITION

          Mary S. Jones                      Assistant Treasurer of
                                             Union Pacific.

          Gary W. Grosz                      Manager-Investor
                                             Relations of Union
                                             Pacific.

          John J. Koraleski                  Executive Vice President,
                                             Finance and Information
                                             Technologies of Union
                                             Pacific Railroad Company.

          James A. Shattuck                  Executive Vice President,
                                             Marketing and Sales of
                                             Union Pacific Railroad
                                             Company.

          Arthur L. Shoener                  Executive Vice President,
                                             Operations of Union
                                             Pacific Railroad Company.

          James V. Dolan                     Vice President, Law of
                                             Union Pacific Railroad
                                             Company.

          Michael F. Kelly                   Vice President,
                                             Marketing-Services of
                                             Union Pacific Railroad
                                             Company.

          John H. Rebensdorf                 Vice President, Strategic
                                             Planning of Union Pacific
                                             Railroad Company.

          Richard H. Bott                    Managing Director at CS
          CS First Boston                    First Boston.
          55 East 52nd Street
          New York, NY  10055

          David A. DeNunzio                  Managing Director at CS
          CS First Boston                    First Boston.
          55 East 52nd Street
          New York, NY  10055

          Gerald M. Lodge                    Managing Director at CS
          CS First Boston                    First Boston.
          55 East 52nd Street
          New York, NY  10055

          Stephen C. Month                   Director at CS First Boston.
          CS First Boston
          55 East 52nd Street
          New York, NY  10055

          Scott R. White                     Associate at CS First Boston.
          CS First Boston
          55 East 52nd Street
          New York, NY  10055

          Samuel H. Schwartz                 Associate at CS First Boston.
          CS First Boston
          55 East 52nd Street
          New York, NY  10055

          Caroline P. Sykes                  Analyst at CS First Boston.
          CS First Boston
          55 East 52nd Street
          New York, NY  10055

               In the normal course of its business, CS First Boston may trade the debt and equity securities of Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

            SHARES HELD BY UNION PACIFIC, ITS DIRECTORS AND EXECUTIVE
          OFFICERS

               Union Pacific is the beneficial holder of 200 shares of Santa Fe common stock purchased on October 6, 1994. 100 of such shares were purchased for $14 per share in an open market transaction entered into on the over-the-counter market and 100 of such shares were purchased for $131/2 per share in an open market transaction executed on the NYSE.
          No directors or executive officers of Union Pacific own any shares of Santa Fe common stock.


                           ADDITIONAL INFORMATION

           If your shares of Santa Fe common stock are held in the name of a bank or broker, only your bank or broker can vote your shares of Santa Fe common stock and only upon receipt of your specific instructions. Please instruct your bank or broker to execute the GOLD proxy card today. If you have any questions or require any assistance in voting your shares of Santa Fe common stock, please call:

                             MORROW & CO., INC.

                      Call Toll Free:  (800) 856-8309

                              909 Third Avenue
                         New York, New York  10022
                  In New York City, call:  (212) 754-8000


                             PRELIMINARY COPY

   IN OPPOSITION TO THE PROPOSED
   MERGER OF SANTA FE PACIFIC CORPORATION AND
        BURLINGTON NORTHERN INC.

   PROXY

   THIS PROXY IS SOLICITED ON BEHALF OF
        UNION PACIFIC CORPORATION

   SPECIAL MEETING OF STOCKHOLDERS OF SANTA FE PACIFIC CORPORATION

        The undersigned hereby appoints DREW LEWIS and JUDY L. SWANTAK as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of Santa Fe Pacific Corporation, a Delaware corporation ("Santa Fe"), which the undersigned is entitled to vote at the special meeting of stockholders of Santa Fe scheduled to be held on November 18, 1994 and called for the purpose of considering the proposed merger of
   Santa Fe with and into Burlington Northern Inc., a Delaware corporation ("BN") (such proposed merger, the "Santa Fe/BN Merger"), or any adjournment(s), postponement(s) or rescheduling(s) thereof, as follows:

   1.   The Santa Fe/BN  Merger.

        Union Pacific strongly recommends a vote AGAINST  the Santa Fe/BN
        Merger.

           ( )  AGAINST          ( )  FOR          ( )  ABSTAIN

          (Continued and to be dated and signed on reverse side.)

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AGAINST THE SANTA FE/BN MERGER. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, THIS PROXY WILL BE VOTED ON SUCH MATTERS AS UNION PACIFIC CORPORATION, IN ITS SOLE DISCRETION, MAY DETERMINE.

        THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE UNION PACIFIC CORPORATION PROXY STATEMENT DATED OCTOBER , 1994 SOLICITING PROXIES IN OPPOSITION TO THE SANTA FE/BN MERGER. THE UNDERSIGNED HEREBY REVOKES ANY PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED RELATING TO THE SUBJECT MATTER HEREOF AND CONFIRMS ALL THAT THE PROXIES MAY LAWFULLY DO BY VIRTUE HEREOF.

                                          DATED:                  , 1994


                                                    (Signature)

                                          Title:
                                            (Signature if jointly held)

                                          Title:

                                          PLEASE SIGN EXACTLY AS NAME
                                          APPEARS HEREON.  WHEN SIGNING
                                          AS AN ATTORNEY, EXECUTOR,
                                          ADMINISTRATOR, TRUSTEE OR
                                          GUARDIAN, PLEASE GIVE FULL
                                          TITLE AS SUCH.


     PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE
                                 ENCLOSED.